Exhibit 99.1

January 13, 2011	MEDIA AND INVESTOR RELATIONS CONTACT:	Angela A. Minas
	Phone:	303/633-2900
	24-Hour:	303/807-7018

DCP MIDSTREAM PARTNERS ANNOUNCES NEW MEMBER

TO ITS BOARD OF DIRECTORS

DENVER – DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP (NYSE: DPM), or the General Partner, announced the appointment of Donald G. Hrap as a ConocoPhillips representative to its board of directors. ConocoPhillips owns 50 percent of the owner of the General Partner, DCP Midstream, LLC. Mr. Hrap will take the place of Jeff Sheets on the board. Following this change, the board members affiliated with the General Partner or its owners will be Tom O’Connor, Mark Borer, Alan Harris, John Lowe, and Don Hrap. The continuing independent directors of the board are Paul Ferguson, Frank McPherson, Tom Morris, and Steve Springer.

Mr. Hrap is currently president, Americas, for ConocoPhillips where he leads the development, operations, and services related to ConocoPhillips’ exploration and production business in the Lower 48 Region of the US and in Latin America. Before his present position at ConocoPhillips, he was president of the Lower 48 Region and prior to that, senior vice president of Western Canada Gas. Mr. Hrap joined ConocoPhillips in 2006 through the merger with Burlington Resources, serving as senior vice president of operations for Burlington Canada. Prior to that he was vice president for the North American Division at Gulf Canada Resources, where he worked for 17 years.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, processes, transports and markets natural gas, transports and markets natural gas liquids, and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP web site at http://www.dcppartners.com.

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